                              TRUSTMARK CORPORATION

               Post Office Box 291 Jackson, Mississippi 39205-0291

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 14, 1998


TO THE SHAREHOLDERS:

     The annual meeting of the shareholders of Trustmark Corporation, a Mississippi corporation (the "Corporation"), will be held in the Windsor III room of the Crowne Plaza Hotel, located at 200 East Amite Street, Jackson, Mississippi 39201, on Tuesday, April 14, 1998, at 10:00 A.M., local time, for the following purposes:

     1. To elect a board of twenty-five directors to hold office for the ensuing year and until their successors are elected and have qualified.

     2. To vote on a proposal to amend the Articles of Incorporation to increase the number of authorized common shares from 100 million to 250 million.

     3. To transact such other business as may properly come before the meeting.

     The close of business on February 20, 1998, has been fixed as the record date for the determination of the shareholders entitled to notice of and to vote at the annual meeting or any adjournment thereof. The stock transfer books will not close.
     You are urged to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. If you do attend the meeting, you may then revoke your proxy prior to the voting thereof. The proxy also may be revoked at any time prior to its exercise by written notice to the Secretary of the Corporation or by execution of a subsequently dated proxy.

     BY ORDER OF THE BOARD OF DIRECTORS.

                              /s/ Frank R. Day
                              ----------------
                              Chairman



Enclosures:  1.  Proxy
             2.  Business Reply Envelope
             3.  Annual Report

                              TRUSTMARK CORPORATION

               Post Office Box 291 Jackson, Mississippi 39205-0291

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                                 April 14, 1998

                                   I. GENERAL

     This proxy statement is being sent on or about March 13, 1998, in connection with the solicitation by the Board of Directors of the Corporation of proxies for the annual meeting of shareholders to be held in the Windsor III room of the Crowne Plaza Hotel, located at 200 East Amite Street, Jackson, Mississippi 39201, on Tuesday, April 14, 1998, at 10:00 A.M., local time, and for any adjournment or adjournments thereof, for the purposes set forth in the foregoing notice of annual meeting of shareholders.
     Any shareholder giving a proxy has the right to revoke it at any time prior to its exercise on the specific matter to be voted upon by written notice to the Secretary, by revocation at the meeting, or by execution of a subsequently dated proxy. All valid proxies received by the Corporation will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated in an otherwise properly executed proxy, it will be voted for the slate of directors proposed by the Board of Directors and for the proposed amendment to the Corporation's Articles of Incorporation.
     Shareholders of record at the close of business on February 20, 1998 are entitled to notice of and to vote at the meeting in person or by proxy. A majority of the shares outstanding constitute a quorum. On the record date the Corporation had outstanding 36,370,354 shares of common stock. On February 11, 1998, the Corporation declared a two-for-one stock split for shareholders of record as of March 20, 1998. The information appearing in this proxy statement does not reflect the effect of the stock split. Except in the election of directors each share is entitled to one vote, and action on a matter is approved if the votes cast in favor of the action exceed the votes cast opposing the action. Abstentions are counted for purposes of determining a quorum, but are otherwise not counted.
     Solicitation of proxies will be primarily by mail. Employees of the Corporation and its subsidiaries may be used to solicit proxies by means of telephone, telegraph, or personal contact, but at no additional compensation. Banks, brokers, trustees, and nominees will be reimbursed for reasonable expenses incurred in sending proxy materials to the beneficial owners of such shares. The total cost of the solicitation will be borne by the Corporation.
     The Board of Directors is not aware of any matters other than as set forth herein which are likely to be brought before the meeting. If other matters do come before the meeting, the persons named in the accompanying proxy or their substitutes will vote the shares represented by such proxies in accordance with the recommendations of the Board of Directors of the Corporation.

                            II. ELECTION OF DIRECTORS

     The following slate of twenty-five nominees has been proposed by the Board of Directors for election at the meeting. The shares represented by the proxies will, unless authority to vote is withheld, be voted in favor of these persons. Shareholders may make nominations at the meeting. In the election of directors each shareholder may vote his shares cumulatively by multiplying the number of shares he is entitled to vote by the number of directors to be elected. This product shall be the number of votes the shareholder may cast for one nominee or by distributing this number of votes among any number of nominees. The proxies reserve the right, in their discretion, to vote cumulatively. If a shareholder withholds authority for one or more nominees and does not direct otherwise, the total number of votes the shareholder is entitled to cast will be distributed among the remaining nominees. Should any of these nominees be unable to accept the nomination, the votes which otherwise would have been cast for that nominee will be voted for such other persons as the Board of Directors shall nominate. Each director is elected to hold office until the next annual meeting of shareholders and until his successor is elected and qualified. The persons who will be elected to the Board of Directors will be the twenty-five nominees receiving the largest number of votes.

                                                                     DIRECTOR OF
                                    BUSINESS EXPERIENCE              CORPORATION        DIRECTORSHIPS HELD
        NAME           AGE       DURING THE LAST FIVE YEARS             SINCE          IN OTHER COMPANIES(1)
-----------------------------------------------------------------------------------------------------------------

J. Kelly Allgood        57    President, Mississippi                     1991
                              BellSouth

Reuben V. Anderson      55    Partner, Phelps Dunbar,                    1980          The Kroger Company
                              L.L.P. (Attorneys)                                       BellSouth Corporation

John L. Black, Jr.      58    Chairman and Chief Executive               1990
                              Officer, The Waverley Group, Inc.
                              (Owns and Manages Nursing Home
                              Facilities)

Robert P. Cooke III     63    Manages Personal and Family                1991
                              Investments

Frank R. Day            66    Chairman of the Board,                     1976
                              Trustmark Corporation;
                              Chairman of the Board,
                              Trustmark National Bank

William C. Deviney, Jr. 52    Chief Executive Officer,                   1995
                              Deviney Construction Company,
                              Inc. (Telecommunications
                              Construction)

D. G. Fountain, Jr.     61    President, Fountain Construction           1980
                              Company, Inc. (Mechanical and
                              Electrical Contractors)

C. Gerald Garnett       53    Chief Executive Officer,                   1993
                              Southern Farm Bureau
                              Casualty Insurance Company and
                              Southern Farm Bureau Property
                              Insurance Company

Richard G. Hickson      53    President and Chief Executive              1997
                              Officer, Trustmark Corporation and
                              Vice Chairman and Chief Executive
                              Officer, Trustmark National Bank
                              since May 1997; President and Chief
                              Operating Officer, SouthTrust Bank
                              of Georgia, N.A. from 1995 to May
                              1997; President, Texas Commerce Bank,
                              Dallas from 1993 to 1995.

Matthew L. Holleman III 46    President and Chief Executive              1994
                              Officer, Mississippi Valley Gas
                              Company (Natural Gas Distribution)
                              since October 1993; Executive
                              Vice President and Treasurer
                              from 1991 to 1993

Fred A. Jones           62    President, Columbus Manufacturers,         1994
                              Inc. (Mail Order Distributor);
                              President, Columbus Marble Works,
                              Inc. (Manufacturer of Marble and
                              Granite Monuments and License
                              Plates)

T. H. Kendall III       61    President and General Manager,             1971
                              The Gaddis Farms, Inc. (Farming,
                              Banking, Oil Production)

Larry L. Lambiotte      50    Co-Owner, Falco Lime, Inc.                 1995
                              (Lime Sales)

Robert V. Massengill    58    President, Consulting Solutions,           1989
                              Inc. (Small Business Consulting)
                              since January 1996, Chairman of
                              the Advisory Board, Brookhaven
                              Branch, Trustmark National Bank

Donald E. Meiners       62    President, Entergy Mississippi             1994          Entergy Mississippi, Inc.

William Neville III     57    President, The Rogue and Good              1980
                              Company (Men's Retailer)

Richard H. Puckett      43    Chief Executive Officer and                1995
                              President, Puckett Machinery
                              Company,(Distributor of Heavy
                              Earth Moving Equipment)

William K. Ray          61    President and Chief Executive
                              Officer, Wesley Health System,
                              L.L.C. (Hospital and Health Care
                              Holding Company)

Charles W. Renfrow      51    President, Renfrow Supply, Inc.            1995

                              (Supplier of Commercial and Resi-
                              dential Construction Material);
                              President, Renfrow Insulation, Inc.
                              (Commercial and Residential Insulation)

Harry M. Walker         47    Secretary, Trustmark Corporation           1992
                              since  January 1995; President and
                              Chief Operating Officer, Trustmark
                              National Bank

LeRoy G. Walker, Jr.    48    President, LTM, Inc.                       1995
                              (McDonald's Restaurant Franchises)

Paul H. Watson, Jr.     59    President, Farmers Tractor                 1989
                              Company, Inc.

John C. Wheeless, Jr.   57    Senior Partner, Wheeless, Shappley         1995
                              Bailess & Rector (Attorneys)

Kenneth W. Williams     56    Secretary-Treasurer, Coca-Cola/
                              Dr Pepper Operations of Corinth/
                              Tupelo; President, Refreshments,
                              Inc.

Allen Wood, Jr.         54    President and Chief Executive              1993
                              Officer, Scientific Tele-
                              communications, Inc. (Tele-
                              communications Equipment Sales
                              and Service)

(1) Indicates other directorships in companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or 1934 or subject to the requirements of Section 15(d) of that Act or any company registered as an investment company under the Investment Company Act of 1940.

                   III. AMENDING THE ARTICLES OF INCORPORATION

     The Board of Directors has proposed an amendment to the Corporation's Articles of Incorporation increasing the number of authorized common shares from 100 million to 250 million. This increase will allow the Corporation to issue additional shares to consummate acquisitions, implement stock splits or dividends and for other corporate purposes. None of the newly authorized shares are currently proposed to be issued. Approval of the proposed amendment will require approval of a majority of the shares voting at the annual meeting. Abstentions and broker nonvotes will not be counted.

               IV. VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     On February 20, 1998, the Corporation had outstanding 36,370,354 shares of common stock, no par value, owned by approximately 5,200 shareholders. The following is certain information about shareholders beneficially owning more than five percent of the outstanding common stock of the Corporation.

Name and Address         Amount and Nature of        Percent
of Beneficial Owner      Beneficial Ownership        of Class
-------------------      --------------------        --------
Capitol Street               2,114,719                 5.81%
 Corporation (1)
711 West Capitol Street
Jackson, MS 39207

Robert M. Hearin             3,884,624                10.68%
 Foundation; Robert M.
 Hearin Support
 Foundation (2)
711 West Capitol Street
Jackson, MS 39207

Trustmark National           3,101,587                 8.53%
 Bank (3)
248 East Capitol Street
Jackson, MS 39201

(1)  Includes 12,254 shares owned by a second tier subsidiary.

(2) Includes 191,964 shares owned by the Robert M. Hearin Foundation, 1,441,441 shares owned by the Robert M. Hearin Support Foundation, 2,102,465 shares owned by Capitol Street Corporation, 136,500 shares owned by Bay Street
     Corporation and 12,254 shares owned by American Federated Insurance Company, Inc., which is a second tier subsidiary controlled by Capitol Street Corporation. Capitol Street Corporation is a 100 percent owned subsidiary of Galaxie Corporation, which may be deemed to be controlled by the Robert M. Hearin Support Foundation. Does not include 254,427 shares held in the Mississippi Valley Gas Company pension plan, since Trustmark National Bank ("the Bank") has voting and investment power over these shares. Voting and investment decisions concerning shares beneficially owned by the Robert M. Hearin Foundation and the Robert M. Hearin Support Foundation are made by the Foundations' trustees: Robert M. Hearin, Jr., Matthew L. Holleman III, Daisy S. Blackwell, E.E. Laird Jr., Laurie H. McRee and Alan W. Perry.

(3) Includes 124,138 shares owned by the Bank's 401(k) Plan, 81,873 shares held in the Bank's Pension Plan, 1,660,940 shares held in the Bank's Employee Stock Ownership Plan ("ESOP") and 1,440,647 shares held by the Bank's Trust Department in various capacities in which the Bank has investment or voting discretion. Although the Bank's Trust Department has voting and investment discretion with respect to the 1,440,647 shares held in trust, it has declined to exercise this authority as a matter of policy.

                 V. OWNERSHIP OF EQUITY SECURITIES BY MANAGEMENT

     The   following   table  sets  forth  the   beneficial   ownership  of  the
Corporation's common shares as of February 20, 1998, by persons who are currently serving as directors, persons nominated for election at the annual meeting and each of the executive officers named in Section VI hereof. Also shown is ownership by all directors and executive officers of the Corporation as a group. The persons listed have sole voting and investment power as to all shares except as indicated. Percent of outstanding shares of common stock owned is not shown where less than one percent.

                                   Amount and               Percent of
                                   Nature of               Outstanding
                                   Beneficial               Shares of
                                  Ownership of             Common Stock
       Name                       Common Stock                Owned
----------------              ---------------------        ------------
J. Kelly Allgood                 13,829
Reuben V. Anderson                9,595 (1)
John L. Black, Jr.              261,300 (1)(2)
Harry H. Bush                    28,244 (1)
Robert P. Cooke III              70,030 (3)
Frank R. Day                  1,678,294 (4)(17)(18)           4.61%
William C. Deviney, Jr.           3,000
D. G. Fountain, Jr.             114,400 (5)
C. Gerald Garnett               717,051 (6)                   1.97%
Richard G. Hickson                9,000 (7)
Matthew L. Holleman III       3,905,277 (8)(17)              10.74%
Gerard R. Host                  150,837 (1)(9)(18)
Fred A. Jones                   223,359 (1)(10)
T. H. Kendall III               173,591 (1)(11)
Larry L. Lambiotte               56,200 (12)
Robert V. Massengill             40,097
Donald E. Meiners                   500
William Neville III             224,736 (13)(18)
Richard H. Puckett              122,174 (1)(14)(17)
William O. Rainey                11,694
William K. Ray                    1,250
Charles W. Renfrow              160,400 (1)(15)
William Thomas Shows             66,035 (1)
Harry M. Walker                  28,603 (9)(17)
LeRoy G. Walker, Jr.                502
Paul H. Watson, Jr.               3,196 (1)(16)
John C. Wheeless, Jr.               562
Kenneth W. Williams               4,533
Allen Wood, Jr.                  13,021 (1)

Above named persons and
executive officers of
Corporation as a group        7,820,038                      21.50%

(1)  Includes shares owned by spouse and/or minor children.

(2) Includes 14,300 shares held in a private foundation for which nominee has voting and investment authority.

(3) Includes 39,030 shares held as trustee for which nominee has voting and investment authority.

(4) Includes 28,000 shares which the nominee has the right to acquire through the exercise of options granted under the Corporation's 1997 Long Term Incentive Plan.

(5) Includes 96,600 shares held in a charitable foundation for which nominee has shared voting and investment authority.

(6) Includes 677,551 shares owned by Southern Farm Bureau Casualty Insurance Company and 36,000 shares owned by Southern Farm Bureau Casualty Insurance Company Employee Retirement Plan and Trust for which nominee has shared voting and investment authority.

(7) Includes 7,000 shares which the nominee has the right to acquire through the exercise of options granted under the Corporation's 1997 Long Term Incentive Plan.

(8) Includes 20,653 shares owned by nominee and immediate family members and 3,884,624 shares as to which nominee has shared investment and voting authority as a result of serving as one of six trustees of the Robert M. Hearin Foundation and the Robert M. Hearin Support Foundation, president and director of Galaxie Corporation, president and director of Capitol Street Corporation and president and director of Bay Street Corporation. These shares are reported as beneficially owned by the Robert M. Hearin Foundation and the Robert M. Hearin Support Foundation under Section IV.

(9) Includes 3,750 shares which employee has the right to acquire through the exercise of options granted under the Corporation's 1997 Long Term Incentive Plan.

(10) Includes 17,361 shares owned by Columbus Manufacturers, Inc. and 4,668 shares owned by Quality Products, Inc., for which nominee has investment and voting authority. Also includes 74,568 shares owned in trusts for family members for which nominee's wife has voting and investment authority.

(11) Includes 43,568 shares held as trustee for which nominee has shared voting and/or investment authority. Also includes 56,028 shares owned by The Gaddis Farms, Inc. and 38,821 shares owned by Gaddis & McLaurin, Inc. for which nominee has voting authority.

(12) Includes 6,000 shares owned by Falco Lime, Inc. for which nominee has voting and/or investment authority.

(13) Includes 8,500 shares held by a corporation controlled by the nominee.

(14) Includes 45,000 shares owned by Puckett Machinery Company and 30,180 shares held by Puckett Machinery Company Profit Sharing Plan for which nominee has either sole or shared voting and investment authority.

(15) Includes 9,500 shares held by Renfrow Supply Company Profit Sharing Plan for which nominee has either sole or shared voting and investment authority.

(16) Includes 1,000 shares held in an estate for which nominee has voting and/or investment authority.

(17) Does not include shares to be issued in connection with the anticipated Smith County Bank acquisition.

(18) Includes 135,636 shares owned by a charitable foundation as to which named individual has one of five votes on investment and voting decisions.

              VI. COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Executive Compensation

     The following table shows the aggregate compensation for the last three fiscal years paid by the Corporation and its subsidiary, Trustmark National Bank, to the Corporation's Chief Executive Officer and to the Bank's four highest compensated executive officers where compensation in the form of salaries and bonuses exceeded $100,000 in 1997. Deferred compensation is included as salary in the year earned.
                                                                   (2)
          Name and                                     (1)      All Other
      Principal Position           Year    Salary     Bonus    Compensation
      -------------------          ----   --------   --------  ------------

      Frank R. Day                 1997   $500,000   $225,000      $6,159
      Chairman of the Board,       1996    450,000    450,000       6,304
      Trustmark Corporation;       1995    450,000    300,000       5,581
      Chairman of the Board,
      Trustmark National Bank

      Richard G. Hickson           1997   $256,154   $275,000    $213,000
      President and Chief          1996      N/A        N/A         N/A
      Executive Officer,           1995      N/A        N/A         N/A
      Trustmark Corporation;
      Vice Chairman of the
      Board and Chief
      Executive Officer,
      Trustmark National Bank

      Harry M. Walker              1997   $197,000   $110,000      $6,159
      Secretary, Trustmark         1996    190,000    100,000       6,271
      Corporation; President and   1995    170,000     70,000       5,552
      Chief Operating Officer,
      Trustmark National Bank

      Gerard R. Host               1997   $182,000   $105,000      $6,159
      Treasurer, Trustmark         1996    175,000     90,000       6,222
      Corporation; Executive       1995    135,000     60,500       5,508
      Vice President and
      Chief Financial Officer,
      Trustmark National Bank

      William O. Rainey            1997   $142,660   $ 42,500      $6,159
      Executive Vice               1996    138,500     40,000       5,516
      President and Chief          1995    135,500     33,875       5,650
      Banking Officer,
      Trustmark National Bank

(1) Includes Business Development Incentive which was awarded in recognition of special new business development achievements. Amounts paid did not exceed $500 for any named individual in any year.

(2) All other compensation represents contributions to the Bank's ESOP except for $213,000 paid to Richard G. Hickson in 1997 for forfeited benefits of prior employment.

Option Grants During 1997 and Potential Realizable Values

     The following table sets forth as to each of the named executive officers information with respect to option grants during 1997 and the potential realizable value of such option grants. The potential realizable values assume 5% and 10% compounded annual rates of appreciation in the value of the Corporation's shares over the term of the options. The 5% and 10% assumed rates of growth are for illustrative purposes only. They are not intended to predict future stock prices, which will depend on market conditions and other factors such as the Corporation's performance. Options granted to Frank R. Day were fully vested as of the date of grant. Other options granted vest in four annual installments.


                Individual Option Grants in the Last Fiscal Year
---------------------------------------------------------------------------
                                                                                   Potential
                      Number of        % of                                     Realizable Value
                       Shares         Total                                     at Assumed Annual
                     Underlying      Options         (1)                          Appreciation
                      Options       Granted to     Exercise                      For Option Term
                      Granted       Employees      Price Per     Expiration     --------------------
   Name               in 1997        in 1997        Share ($)       Date          5.0%      10.0%
----------------     ----------     ----------     ---------     ----------     --------  ----------

Frank R. Day           28,000         32.56%        24.8750       4/27/07       $438,025  $1,110,041

Richard G. Hickson     28,000         32.56%        27.0625       5/12/07        476,545   1,207,658

Harry M. Walker        15,000         17.44%        27.0625       5/12/07        255,292     646,960

Gerard R. Host         15,000         17.44%        27.0625       5/12/07        255,292     646,960

(1) On the date of the grant, the exercise price of all stock options was equal to the closing price on the NASDAQ market.

Pension Plan

     Trustmark maintains a noncontributory pension plan (the "Plan") for employees who are 21 years or older and who have completed one year of service with a prescribed number of hours of credited service. The following table specifies the estimated benefits payable upon retirement under the Plan to persons in the following remuneration and years of service classifications:

  10 Year Average               YEARS OF CREDITED SERVICE
  Annual Earnings    15       20       25       30       35        40
  ---------------  -------  -------  -------  -------  -------  -------
      $ 50,000     $11,250  $15,000  $18,750  $22,500  $26,250  $30,000
        75,000      17,811   23,748   29,685   35,622   41,559   47,184
       100,000      25,874   34,498   43,123   51,747   60,372   67,872
       125,000      33,936   45,248   56,560   67,872   79,184   88,559
       150,000      41,999   55,998   69,998   83,997   97,997  109,247
       200,000      45,224   60,298   75,373   90,447  105,522  117,522

     Years of credited service for the highest paid executives are: Frank R. Day
- 40 years, Richard G. Hickson - 0 years, Harry M. Walker - 26 years, Gerard R. Host - 14 years, William O. Rainey - 16 years.
     Benefits payable under the Plan are based on a formula that takes into account the individual's average compensation over the highest consecutive ten-year period and the number of years of credited service. The table reflects the benefit ($125,000) and compensation ($160,000) limits under federal law in effect for 1997 and assumes that the entire service period was completed under the new benefit formula that is effective for service on or after January 1, 1989.

Deferred Compensation Plan

     The Bank provides executive officers with the right to participate in a defined benefit deferred compensation plan pursuant to which the Bank is obligated to provide participants certain retirement and death benefits. Participants are required to defer 2% of salary. Benefits following normal retirement equal 50% of final salary payable for life, but not less than 10 years. The beneficiary of a participant who dies prior to normal retirement age receives a death benefit equal to specified percentages of final salary for a period of up to 10 years. Life insurance contracts have been purchased which may be used to fund payments under the plan.

Employment and Termination of Employment Agreements

     The Corporation and Mr. Hickson entered into an employment agreement effective May 13, 1997 (the "Commencement Date"), which provides for his employment as President and Chief Executive Officer of the Corporation.
     Mr. Hickson's base salary is $400,000 per year subject to periodic increases at the discretion of the Board of Directors. Mr. Hickson agreed to an annual bonus for 1997 of not less than 50% of the base salary paid in 1997 and is eligible to receive a discretionary bonus of up to 75% of base salary for future years. Mr. Hickson was also reimbursed for his relocation expenses and received a one-time payment of $213,000 to compensate him for benefits forfeited upon leaving his prior employment. Pursuant to the agreement, Mr. Hickson was granted options to acquire 28,000 shares of the Corporation's common stock pursuant to the Corporation's 1997 Long Term Incentive Plan. The options were granted at an exercise price equal to the fair market value of the Corporation's common stock on the date of grant and vest over a four-year period.
     In the event of disability or death, the agreement provides that Mr. Hickson or his designated beneficiaries will receive any unpaid salary and bonus for any concluded year and a prorata portion of his "Target Bonus" (which equals 50% of base salary) for the year of death or disability.
     Pursuant to the agreement, the Corporation is obligated to make certain payments to Mr. Hickson in the event his contract is terminated or in the event he resigns for certain specified reasons, within three years after a change in control of the Corporation. The amount payable is the sum of his base salary immediately prior to the change and the highest annual bonus earned in any of the three years preceding the change, multiplied by 4.5 if the termination occurs within 12 months of the Commencement Date, 3.5 if within 24 months of the Commencement Date, and 3.0 if termination occurs during any successive twelve month period during the term thereafter. In addition, the Corporation is required to provide certain employee benefits for a period of years equal to the severance multiple shown above, reduced by any employee benefits received from later employment. Previously granted stock options which have not vested, shall vest immediately.
     If, without a change in control, the Corporation terminates Mr. Hickson for a reason other than for cause, death, disability or retirement, or if Mr. Hickson resigns for any reason during the period February 13, 1998, through May 12, 1998 and does not accept comparable employment within 6 months from the date of termination, the Corporation is obligated to pay Mr. Hickson an amount equal to the product of 1.5 times the sum of his annual base salary and Target Bonus for the year in which the termination occurs. Mr. Hickson will also be entitled to certain employee benefits for a period of 18 months following the termination, reduced by any employee benefits received from later employment.
     In December 1997 the Corporation entered into agreements with Harry M. Walker and Gerard R. Host which provide certain benefits in the event of a change in control of the Corporation. Pursuant to these agreements, the Corporation is obligated to make certain payments to these individuals in the event their employment is terminated or if they resign for specified reasons within two years after a change in control of the Corporation. The amount payable is the sum of the product of the individual's base salary immediately prior to the change in control and the highest annual bonus earned in the two years preceding the change in control, multiplied by 2.0. The Corporation is required to continue certain employee benefits for the two year period following termination, reduced by any employee benefits received from a later employment. Any previously granted unvested stock options vest as of the date of termination.

Compensation Committee Report on Executive Compensation

     The Corporation's Executive Compensation Committee determines the compensation of the Corporation's executive officers. In establishing Mr. Day's salary for 1997, the Executive Committee, which served as the Compensation Committee until February 1997, principally considered the salaries of chief executive officers in comparable financial institutions. The Committee also considered Mr. Day's past performance and contributions to the Corporation. In establishing Mr. Day's salary within the range indicated by comparable institutions, no prescribed quantitative measures of Mr. Day's or the Corporation's performance were used.
     In September 1996, the Board appointed a Search Committee to select a chief executive officer of the Corporation to succeed Mr. Day. The Search Committee, in consultation with the Compensation Committee, engaged a nationally recognized compensation consultant to advise it concerning the range of compensation to be offered to the new chief executive officer. With this information, the Search Committee formulated a compensation package which was presented to Mr. Hickson and refined through arm's length negotiations. In establishing Mr. Hickson's compensation and benefits for 1997, the Executive Compensation Committee and the Board were principally guided by the ranges of compensation of chief executive officers of comparable financial institutions. Additionally, consideration was given to Mr. Hickson's existing compensation and the benefits he was required to forfeit by leaving his previous position.
     In December 1997, the Board of Directors approved a discretionary bonus pool of approximately $2.7 million for all Bank personnel. This amount was based upon the Corporation's earnings for 1997 compared to prior years. After establishing a maximum bonus for various categories of employees, including the chief executive officer, the Executive Compensation Committee awarded Mr. Day and Mr. Hickson a combined bonus of $500,000, of which $225,000 was allocated to Mr. Day and $275,000 was allocated to Mr. Hickson. In awarding Mr. Day's and Mr. Hickson's bonuses, the Executive Compensation Committee considered each person's performance based on various factors including traditional financial results and indicators such as revenues, expenses, earnings and qualitative ratios. In addition, regulatory compliance, competitive position and similar factors in the context of the Corporation's historical performance and the performance of comparable institutions were considered. These factors were not assigned specific weights and no specific quantitative measures of performance were employed by the Executive Compensation Committee. In the case of Mr. Hickson, the Board also considered his ability to achieve a successful management transition. Although the Corporation's common stock price increased 81% during 1997, this was not a significant factor considered by the Executive Compensation Committee in evaluating Mr. Day's or Mr. Hickson's performance for 1997 and establishing their bonuses for the year.
     On April 28, 1997, Mr. Day was granted immediately exercisable options to purchase 28,000 shares of the Corporation's common stock at $24.875 per share, which was the market price of such shares on that date. The number of options granted was designed to provide Mr. Day with additional compensation in the range of 60% of his base salary assuming continued appreciation in the Corporation's shares at historic levels.
     The Executive Compensation Committee established the 1997 salaries of the other executive officers principally based upon Mr. Day's recommendations. The Executive Compensation Committee and Mr. Day also reviewed compensation reported for similar positions at comparable financial institutions. Executive officers' salaries were designed to be at levels necessary to attract and retain qualified personnel.
     Bonuses paid to executive officers for 1997 were allocated by the Executive Compensation Committee based upon the recommendations of Mr. Hickson and the results of the formal performance appraisal process which is used in establishing salaries and allocating bonuses for all bank personnel. Factors considered included personal development, level of job responsibility, achievement of work goals and management skills.

     On May 13, 1997, Messrs. Walker and Host were each granted options to purchase a total of 15,000 shares of the Corporation's common stock at $27.0625 per share. As with the options granted to Mr. Day, these options were designed to provide these executives with additional, incentive-oriented, compensation in the range of 60% of their base salaries.

                        Executive Compensation Committee
                        --------------------------------
                        C. Gerald Garnett, Chairman
                        D.G. Fountain, Jr.
                        William F. Goodman, Jr.
                        T.H. Kendall III
                        William Neville III
                        Ben Puckett

Compensation Committee Interlocks and Insider Participation in
Compensation Decisions

     The Executive Committee of the Board of Directors served as the Compensation Committee until February 1997. Thereafter, the Executive Compensation Committee was composed of the persons identified above. Mr. Goodman is a partner in a law firm which was retained by the Corporation and the Bank during 1997 and which is anticipated to be retained during 1998. During 1997, no executive officer of the Corporation or any of its subsidiaries served as a member of the compensation committee (or other board or committee performing similar functions) or the board of directors of another entity, one of whose executive officers served on the Executive Committee or the Board of Directors of the Corporation.

Compensation of Directors

     Directors' meetings of the Corporation are held in conjunction with meetings of the Board of Directors of the Bank. During 1997, each director and each committee chairman received $750 and $1,000, respectively, for each board meeting attended. Members of the Executive Committee were paid $1,875 per month. The Corporation provides nonemployee directors the opportunity to participate in a deferred fee plan pursuant to which participants may elect to defer up to 100% of fees to be earned. The plan provides specified death and retirement benefits in accordance with the plan agreement. Members of the Board who are salaried officers of the Corporation or the Bank are not paid directors' fees.

Performance Graph

     The following graph compares the Corporation's annual percentage change in cumulative total return on common shares over the past five years with the cumulative total return of companies comprising the NASDAQ market value index and the KBW 50 Total Return Index. The KBW 50 is an industry index prepared by Keefe, Bruyette and Woods, Inc. and consists of 50 bank holding companies, including all money-center and most major regional bank holding companies.
     This presentation assumes that $100 was invested in shares of the relevant issuers on December 31, 1992, and that dividends received were immediately invested in additional shares. The graph plots the value of the initial $100 investment at one-year intervals.


                   FIVE YEAR CUMULATIVE TOTAL RETURN
   ------------------------FISCAL YEAR ENDING-------------------------
   COMPANY           1992    1993     1994     1995     1996     1997
   -------------------------------------------------------------------
   Trustmark Corp.    100   113.17   139.81   186.43   213.60   395.31
   KBW 50             100   105.54   100.16   160.41   228.92   331.73
   NASDAQ Market      100   119.95   125.94   163.35   202.99   248.30

                        VII. TRANSACTIONS WITH MANAGEMENT

     No executive officer, director, nominee, their related entities or their immediate family members have been indebted to the Corporation, or any subsidiaries, other than the Bank, at any time since January 1, 1997. In the ordinary course of business, the Bank and its subsidiary have had, and expects to have in the future, banking and securities brokerage transactions (including loans, repurchase transactions, reverse repurchase transactions and other routine transactions) in excess of $60,000 with executive officers, directors, nominees, related entities and immediate family members. Such transactions are made on substantially the same terms, including, in the case of loans, interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. None of the loans involved more than the normal risks of collectibility and presented no other unfavorable features.

     For the year 1997, Scientific Telecommunications, Inc., a company controlled by director Allen Wood, Jr., was paid $382,981 for telecommunications equipment and services. Reuben V. Anderson is a partner in the law firm of Phelps Dunbar. John C. Wheeless, Jr. is a partner in the law firm of Wheeless, Shappley, Bailess and Rector. Each of these firms was retained by the Corporation or the Bank on various legal matters during 1997 and it is anticipated that these firms will be retained during 1998.
     During 1997, the Bank engaged in business relationships with various entities in which members of Management have direct and indirect interests. None of these relationships were considered material to the Bank or such entity.

                  VIII. OTHER INFORMATION CONCERNING DIRECTORS

     During 1997, the Corporation had an Audit Committee composed of J. Kelly Allgood, Chairman, Harry H. Bush, Fred A. Jones, Richard H. Puckett, Paul H. Watson, Jr., Allen Wood, Jr. and Advisory Directors Adolphus B. Baker and
William K. Ray. This Committee, which conducts the usual and necessary activities in connection with the audit functions of the Corporation, held seven meetings during 1997.
     The Corporation's Executive Compensation Committee, which, effective February 1997 was composed of C. Gerald Garnett, Chairman, D.G. Fountain, Jr., William F. Goodman, Jr., T.H. Kendall III, William Neville III and Ben Puckett, held six meetings during 1997.
     There were eleven meetings of the Board of Directors held during 1997. Of those directors serving during 1997, none attended fewer than 75% of the Board meetings and meetings of those committees of which they were members, except for Larry L. Lambiotte, Clyda S. Rent and John C. Wheeless, Jr.

           IX. SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Directors, certain officers of the Corporation and its subsidiaries and holders of more than 10% of the Corporation's outstanding shares are required to file reports under Section 16 of the Securities Exchange Act of 1934. Federal regulations require disclosure of any failures to file these reports on a timely basis. The Corporation believes that during 1997 its officers, directors and greater than 10% beneficial owners complied with all filing requirements except Director Paul H. Watson, Jr., who filed one late report covering one transaction.

                        X. INDEPENDENT PUBLIC ACCOUNTANTS

     It is the intention of the Board of Directors to employ the services of Arthur Andersen LLP, independent accountants for the Corporation during the most recently completed fiscal year, as independent accountants for the Corporation for the year 1998. Representatives of Arthur Andersen LLP are expected to be present at the shareholders' meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate and proper questions during the period generally allotted for questions at the meeting.

                          XI. PROPOSALS OF SHAREHOLDERS

     In order for a shareholder proposal to be included in a proxy statement and form of proxy prepared by the Board of Directors, it must meet the requirements of Rule 14a-8 of the Securities Exchange Act of 1934 and be received at the principal executive offices of the Corporation not less than 120 days in advance of the date the previous year's proxy statement and form of proxy were mailed to shareholders. Thus, a shareholder proposal must be received before November 13, 1998, in order to be included in the proxy statement and form of proxy for the 1999 annual meeting.

         BY ORDER OF THE BOARD OF DIRECTORS.

                               /s/ Frank R. Day
                               -----------------
                               Chairman

                                   APPENDIX I

                                   PROXY CARD

                              TRUSTMARK CORPORATION

               POST OFFICE BOX 291 JACKSON, MISSISSIPPI 39205-0291

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders on April 14, 1998.

The undersigned, having received Notice of Meeting and Proxy Statement dated March 13, 1998, appoint D. G. Fountain, Jr., T. H. Kendall III and William Neville III and each or any of them as proxies, with full power of substitution and revocation, to represent the undersigned and to vote all shares of the Common Stock of Trustmark Corporation which the undersigned is entitled to vote at the Annual Meeting of the Shareholders of the Corporation to be held on April 14, 1998, in the Windsor III room of the Crowne Plaza Hotel, located on Amite Street, in Jackson, Mississippi, at 10:00 A.M., local time, and any adjournment thereof, as follows:

1.   Election of Directors

          J. Kelly Allgood, Reuben V. Anderson, John L. Black, Jr., Robert P. Cooke III, Frank R. Day, William C. Deviney, Jr., D.G. Fountain, Jr.,
          C. Gerald Garnett, Richard G. Hickson, Matthew L. Holleman  III,  Fred
          A. Jones, T. H. Kendall III, Larry L. Lambiotte, Robert V. Massengill, Donald E. Meiners, William Neville III, Richard H. Puckett, William
          K. Ray, Charles W. Renfrow, Harry M. Walker, LeRoy G. Walker, Jr., Paul H. Watson, Jr., John C. Wheeless, Jr., Kenneth W. Williams, and Allen Wood, Jr.

2.   Amend Articles of Incorporation

An amendment to the Corporation's Articles of Incorporation to increase the authorized common shares from 100 million to 250 million.

Management knows of no other matters that may properly be, or which are likely to be, brought before the meeting. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting in accordance with the decision of the Board of Directors.

SEE REVERSE SIDE

(X) Please mark your vote as in this example

When properly executed, this proxy will be voted in the manner directed by the undersigned shareholder. If no direction is made, or if any other matter properly comes before the meeting for which no choice has been specified, the shares will be voted in accordance with the recommendation of the Board of Directors. Unless authority is withheld as to a particular nominee, the proxy will be voted for each nominee listed. The undersigned hereby authorizes the proxies, in their discretion, to vote the undersigned's shares cumulatively.

1.   Election of Directors (see reverse)

     (   ) FOR all nominees

     (   ) WITHHOLD all nominees

     (   ) FOR, EXCEPT vote withheld from the following nominee(s):

           --------------------------------------------------------

2.   Amend Articles of Incorporation (see reverse)

     (   ) FOR

     (   ) AGAINST

     (   ) ABSTAIN

Please sign exactly as name appears. When shares are held as joint tenants, both are requested to sign. Trustees, attorneys, executors, administrators, guardians, and others signing in a representative capacity should indicate the capacity in which they sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature                                          Date
          --------------------------------------        ------------------

Signature                                          Date
          --------------------------------------        ------------------

Please mark, sign, date and return proxy card promptly using the enclosed envelope.